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                                                                       Exhibit 5


JOHN J. WOLOSZYN
DIRECT DIAL: (410) 659-4465

                                                               November 19, 1997

National Health Realty, Inc.
100 Vine Street, Suite 1400
Murfreesboro, Tennessee 37130

Ladies and Gentlemen:

                  This opinion is furnished as special Maryland counsel in connection with the registration, pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of 10,013,400 shares (the "Shares") of Common Stock, par value $.01 per share ("Common Stock"), of National Health Realty, Inc., a Maryland corporation (the "Company").

                  In connection with rendering this opinion, we have examined originals or copies certified or otherwise identified to our satisfaction, of the Articles of Incorporation of the Company dated September 26, 1997, as certified by the State Department of Assessments and Taxation of Maryland (the "SDAT"), the proposed Articles of Amendment and Restatement of the Company, to be filed prior to the special meeting of holders of general and limited partnership units of National HealthCare L.P., a Delaware limited partnership and sole stockholder of the Company on the date of this opinion; the Bylaws of the Company; resolutions of the board of directors and stockholders of the Company; a registration statement on Form S-4 under the Securities Act relating to the Shares, No. 333-37137 (the "Registration Statement"), and the Proxy Statement contained therein (collectively, the "Proxy"); a Certificate of Good Standing for the Company dated November 18, 1997, and issued by the SDAT; and such other certificates, receipts, records and documents relating to the Company and the issuance and sale of the Shares as we considered necessary for the purposes of rendering this opinion.

                  In conducting our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies. As to matters of


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National Health Realty, Inc.
November 19, 1997
Page 2


fact which have not been independently established, we have relied upon representations of officers of the Company.

                  We are attorneys admitted to practice in the State of Maryland. We express no opinion concerning the laws of any jurisdictions other than the laws of the United States of America and the State of Maryland.

                  Based upon the foregoing, we are of the opinion that the Shares, when issued and distributed in accordance with the terms of the Proxy, will be duly authorized, validly issued, fully paid and nonassessable shares of the Company's Common Stock.

                  The foregoing assumes that all requisite steps will be taken to comply with the requirements of the Securities Act and applicable requirements of state laws regulating the offer and sale of securities.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Proxy. Our consent to such reference does not constitute a consent under Section 7 of the Securities Act and in consenting to such reference we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or under the rules and regulations of the Securities and Exchange Commission thereunder.

                                            Very truly yours,

                                            MCGUIRE WOODS BATTLE & BOOTHE



                                            By:__________________________
                                               John J. Woloszyn
                                               Partner